                            CERTIFICATE OF INCORPORATION

                                         OF

                               AJ MERGER CORPORATION

     The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                          I.

     The name of this corporation is AJ Merger Corporation

                                         II.

     The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents.

                                         III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("DGCL").

                                         IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred million (100,000,000) shares, eighty million (80,000,000) shares of which shall be Common Stock (the "Common Stock") and twenty million (20,000,000) shares of which shall be Preferred Stock (the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Restated Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease

                                          1.

shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. Seven million five hundred thousand (7,500,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series Preferred") and twelve million five hundred thousand (12,500,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" ("Series B Preferred"). The Series A Preferred and the Series B Preferred are collectively referred to herein as the "Series Preferred."

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1.   DIVIDEND RIGHTS.

               a. Holders of Series Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be $1.0315 and the Original Issue Price of the Series B Preferred shall be $2.1642. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

               b. So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other shares of stock of the Company ("Junior Stock"), nor shall any shares of Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company at the original issuance price of such shares or at a repurchase price agreed on by the parties at the issuance date of such shares pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal not in excess of an aggregate of $1,000,000) unless an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock (with respect to which separate provision has been made in Section 4(f) below) or (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock. The holders of the Series Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment.

          2. VOTING RIGHTS. Except as otherwise provided herein, in the Voting Agreement between the Company and the purchasers of Series Preferred or as required by law, the Series Preferred shall be voted together with the shares of the Common Stock of the Company as a single class and not as a separate class, at any and all annual or special meetings of

                                          2.

shareholders of the Company, and in connection with any and all actions by written consent, in either case upon the following basis: each holder of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Holders of Series Preferred shall receive the same notice with respect to any such meeting or written consent as is provided to holders of Common Stock, such notice to be delivered to holders of Series Preferred at the same time and in the same manner as such notice is delivered to holders of Common Stock.

          3.   LIQUIDATION RIGHTS.

               a. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, if the assets available for distribution on all shares of Common Stock and Series Preferred on an as converted, fully diluted basis in such liquidation or winding up are less than or equal in the aggregate to (i) twice the Original Issue Price for the Series A Preferred multiplied by (ii) the aggregate number of shares of Common Stock and Series Preferred on an as converted, fully diluted basis (such multiplied value being referred to herein as the "Liquidation Preference A"), then the holders of Series A Preferred shall receive an amount per share of Series A Preferred equal to two times the Original Issue Price for the Series A Preferred plus all declared and unpaid dividends on such shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series A Preferred held by them plus up to the amount, if any, available for distribution to the holders of the Common Stock and the Series Preferred (on an as-if-converted to Common Stock basis) pursuant to paragraph (f) below, if applicable.

               b. If the assets available for distribution on all shares of Common Stock and Series Preferred on an as converted, fully diluted basis are more than the Liquidation Preference A, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company, the greatest of the following:

                    (i) an amount per share of the Series A Preferred equal to one and one-half times the Original Issue Price for the Series A Preferred plus all declared and unpaid dividends on such shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series A Preferred held by them plus up to the amount, if any, available for distribution to the holders of the Common Stock and the Series Preferred (on an as-if-converted to Common Stock basis) pursuant to paragraph (f) below, if applicable, but only until such time as the holders of the Series A Preferred have received an aggregate amount per share of Series A Preferred (including such liquidation preference, dividend and participation) equal to 3.5 times the Original Issue Price for the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares); or

                                          3.

                    (ii) an amount per share of the Series A Preferred equal to the Original Issue Price for the Series A Preferred plus all declared and unpaid dividends on such shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series A Preferred held by them plus up to the amount, if any, available for distribution to the holders of the Common Stock and the Series Preferred (on an as-if-converted to Common Stock basis) pursuant to paragraph (f) below, if applicable, but only until such time as the holders of the Series A Preferred have received an aggregate amount per share of Series A Preferred (including such liquidation preference, dividend and participation) equal to 5.0 times the Original Issue Price for the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares); or

                    (iii) the amount, if any, available for distribution to the holders of the Common Stock and Series Preferred (on as-if-converted to Common Stock basis) pursuant to paragraph (f) below.

               c. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, if the assets available for distribution on all shares of Common Stock and Series Preferred on an as converted, fully diluted basis in such liquidation or winding up are less than or equal in the aggregate to (i) twice the Original Issue Price for the Series B Preferred multiplied by (ii) the aggregate number of shares of Common Stock and Series Preferred on an as converted, fully diluted basis (such multiplied value being referred to herein as the "Liquidation Preference B"), then the holders of Series B Preferred shall receive an amount per share of Series B Preferred equal to two times the Original Issue Price for the Series B Preferred plus all declared and unpaid dividends on such shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series B Preferred held by them plus up to the amount, if any, available for distribution to the holders of the Common Stock and the Series Preferred (on an as-if-converted to Common Stock basis) pursuant to paragraph (f) below, if applicable.

               d. If the assets available for distribution on all shares of Common Stock and Series Preferred on an as converted, fully diluted basis are more than the Liquidation Preference B, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company, the greatest of the following:

                    (i) an amount per share of the Series B Preferred equal to one and one-half times the Original Issue Price for the Series B Preferred plus all declared and unpaid dividends on such shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series B Preferred held by them plus up the amount, if any, available for distribution to the holders of the Common Stock and the Series Preferred (on an as-if-converted to Common Stock basis) pursuant to paragraph (f) below, if applicable, but only until such time as the holders of the Series B Preferred have received an aggregate amount per share of Series B Preferred (including such liquidation preference, dividend and participation) equal to 3.5 times the Original Issue

                                          4.

Price for the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares); or

                    (ii) an amount per share of the Series B Preferred equal to the Original Issue Price for the Series B Preferred plus all declared and unpaid dividends on such shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series B Preferred held by them plus up to the amount, if any, available for distribution to the holders of the Common Stock and Series Preferred (on an as-if-converted to Common Stock basis) pursuant to paragraph (f) below, if applicable, but only until such time as the holders of the Series B Preferred have received an aggregate amount per share of Series B Preferred (including such liquidation preference, dividend and participation) equal to 5.0 times the Original Issue Price for the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares); or

                    (iii) the amount, if any, available for distribution to the holders of the Common Stock and Series Preferred (on as-if-converted to Common Stock basis) pursuant to paragraph (f) below.

               e. If, upon any liquidation, distribution, or winding up of the Company, whether voluntary or involuntary, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in paragraphs (a) and (c) above, then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to paragraphs (a) and (c) above.

               f. After the payment of the full liquidation preferences as set forth in Section 3(a), Section 3(b), Section 3(c) and Section 3(d) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of any Common Stock and, to the extent applicable as forth in Section 3(a), Section 3(b), Section 3(c) and Section 3(d) above, to the holders of the Series Preferred.

               g. The following events shall be considered a liquidation under this Section 3:

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's (or the surviving corporation, if not the Company) voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred to a corporation, entity or person (an "Acquisition"); and

                    (ii) a sale or other disposition for value of all or substantially all of the assets of the Company (an "Asset Transfer").

                                          5.

               h. In any of such events under this Section 3, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors; provided that any securities shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                         (a)  If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the five (5) day period ending two (2) days prior to the closing date of the consolidation, merger, reorganization, Acquisition or Asset Transfer;

                         (b)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the five (5) day period ending two (2) days prior to the closing date of the consolidation, merger, reorganization, Acquisition, Asset or Transfer; and

                         (c)  If there is no active public market, the value
shall be the fair market value thereof, as determined by the Board of Directors in good faith upon receipt of advice from investment bankers of international standing.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

          4.   CONVERSION RIGHTS.

     The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

               a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect for such series of Series Preferred (determined as provided in Section 4(b)) by the number of shares of Series Preferred for such series of Series Preferred being converted.

               b. SERIES PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of any series of the Series Preferred (the "Series Preferred Conversion Rate" for such series) shall be the quotient obtained by dividing the Original Issue Price of such series of the Series Preferred by the "Series Preferred Conversion Price" for such series of Series Preferred, calculated as provided in Section 4(c).

                                          6.

               c. CONVERSION PRICE. The conversion price for any series of the Series Preferred shall initially be the Original Issue Price of such series of the Series Preferred (the "Series Preferred Conversion Price" for such series). Such initial Series Preferred Conversion Price for each series shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price for each series herein shall mean the Series Preferred Conversion Price as so adjusted.

               d. MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors in accordance with Section 3(g)(i) as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of any series of Series Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock into a greater number of shares without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Junior Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator

                                          7.

of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

               g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(g) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property to which such holder would have been entitled if immediately prior to such event (or, if applicable, the record date for the determination of holders of Common Stock entitled to participate in such event) such holder had converted its shares of Series Preferred into shares of Common Stock in accordance with the terms hereof, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(g) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property to which such holder would have been entitled if immediately prior to such event (or, if applicable, the record date for the determination of holders of Common Stock entitled to participate in such event) such holder had converted its shares of Series Preferred into shares of Common Stock, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               i.   SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

                    (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection i to have issued or sold, Additional Shares of Common Stock (as defined in subsection i(iv) below)),


                                          8.

other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection i(iv) below) less than the then effective Series Preferred Conversion Price for any series of Series Preferred, then and in each such case the then existing Series Preferred Conversion Price for such series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection i(ii)) by the Company for the total number of Additional Shares of Common Stock so issued or sold would purchase at such Series Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued or sold or deemed to be sold. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained throug the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                    (ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (B) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection i(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that it is conclusively determined by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this
Section 4(i), if the Company issues or sells any (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price for any series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the amounts of consideration without reference to such clauses; provided further that if the amount of consideration payable to the Company


                                          9.

upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; PROVIDED further that if the amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price for such series as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price for such series which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of Sries Preferred.

                    (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (D) shares of Common Stock issued for

                                         10.

consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (E) shares of Common Stock or Preferred Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution in which the equity coverage is 50% or less of the debt financing amount; and (F) shares of the Company's Common Stock or Preferred Stock issued at or above the fair market value of such stock (as determined in good faith by the Board of Directors) in connection with strategic transactions involving the Company and other entities, including, without limitation, (i) joint ventures, marketing or licensing arrangements or (ii) technology transfer or long term supply agreements arrangements; PROVIDED that such strategic transaction(s) and the issuance of shares therein, has been approved by the Company's Board of Directors and PROVIDED, FURTHER that such strategic transaction(s) includes a material commercial component such as a license, a long term supply agreement or the like which is entered into at the same time as the issuance of the Common Stock. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

               j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

               k. NOTICES OF RECORD DATE. In connection with (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(g)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(g)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail a notice to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or

                                         11.

winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Junior Stock shall be entitled to exchange their shares of Junior Stock for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. The foregoing provisions are intended, among other things, to ensure that holders of Series Preferred are provided a reasonable opportunity to convert their shares of Series Preferred into Common Stock so that such holders are able to participate fully, as holders of Common Stock, in the transactions and events referred to in the preceding sentence of this clause (j).

               l.   AUTOMATIC CONVERSION.

                    (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for each series, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of each series of Series Preferred, voting as separate classes, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $3.25, if such event occurs within twelve (12) months after the Original Issue Date of the Series B Preferred, or $4.35 thereafter (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (after deduction of underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii) Upon the occurrence of the event specified in paragraph (i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                                         12.

               m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               o.   NOTICES.  Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          5.   REDEMPTION.

               a. The Company shall be obligated to redeem the Series Preferred as follows:

                    (i) The holders of at least a majority of the then outstanding shares of Series Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the Series Preferred in three (3) annual installments beginning on the fifth anniversary of the Original Issue Date for the Series B Preferred, and ending on the date two
(2) years from such first redemption date (each a "Redemption Date"). The Company shall effect such redemptions on the applicable Redemption Date by paying in

                                         13.

cash in exchange for the shares of Series Preferred to be redeemed a sum equal to the Original Issue Price per share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus eight percent (8%) per annum of the Original Issue Price per share of Series Preferred calculated from the Original Issue Date for the Series B Preferred through the Redemption Date plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series Preferred is hereinafter referred to as the "Redemption Price." The per share number of shares of Series Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series Preferred on a pro rata basis.

                    (ii) At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

               b. On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

               c. On or after such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available


                                         14.

funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

               d. The Conversion Rights (as defined in Section 4) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

          6.   NO REISSUANCE OF SERIES PREFERRED.

               No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

          7.   PREEMPTIVE RIGHTS.

               a. SUBSEQUENT OFFERINGS. Pursuant to written agreement, the Company has granted to each holder of Series Preferred a right of first refusal to purchase such holder's PRO RATA share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue, other than the Equity Securities excluded by Section 7(f) below. Each holder's PRO RATA share is equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such holder is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series Preferred or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or
(iv) any such warrant or right.

               b. EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each holder of Series Preferred written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each holder of Series Preferred shall have fifteen (15) days from the giving of such notice to agree to purchase its PRO RATA share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any holder of Series

                                         15.

Preferred who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

               c. ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If the holders of Series Preferred fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the holders' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the holders of Series Preferred pursuant to Section 7(b) above. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 7(b) above, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the holders of Series Preferred in the manner provided above.

               d. TERMINATION AND WAIVER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the Company's first firm commitment underwritten public offering, (ii) an Asset Transfer or (iii) an Acquisition. The rights of first refusal may be amended, or any provision waived with the written consent of the Series Preferred holding a majority of the shares of registrable securities held by all holders of Series Preferred.

               e. TRANSFER OF RIGHTS OF FIRST REFUSAL. Subject to certain restrictions, the rights of first refusal of each holder of Series Preferred may be transferred to the same parties.

               f. EXCLUDED SECURITIES. The rights of first refusal shall have no application to any of the following Equity Securities:

                    (i) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary in consideration for services, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company's Board of Directors;

                    (ii) stock issued pursuant to any rights or agreements outstanding as of, options and warrants outstanding; and stock issued pursuant to any such rights or agreements; PROVIDED that the rights of first refusal applied with respect to the initial sale or grant by the Company of such rights or agreements;

                    (iii) any Equity Securities issued for consideration other than cash pursuant to Asset Transfer or Acquisition;

                    (iv) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                    (v) shares of Common Stock issued upon conversion of the Series Preferred;

                                         16.

                    (vi) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution in which the equity coverage is 50% or less of the debt financing amount;

                    (vii) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

                    (viii)shares of the Company's Common Stock or Preferred Stock issued at or above the fair market value of such stock (as determined in good faith by the Company's Board of Directors) in connection with strategic transactions involving the Company and other entities, including, without limitation, (i) joint ventures, marketing or licensing arrangements or (ii) technology transfer or long term supply agreements arrangements; PROVIDED that such strategic transaction(s) and the issuance of shares therein, has been approved by the Company's Board of Directors and PROVIDED, FURTHER that such strategic transaction(s) includes a material commercial component such as a license, a long term supply agreement or the like which is entered into at the same time as the issuance of the Equity Securities.

     e. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.


                                          V.

     A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

                                         VI.

     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

                                         17.

     C. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                         VII.

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

                                         18.

                                        VIII.

     The name and the mailing address of the Sole Incorporator is as follows:

               NAME                               MAILING ADDRESS

               Michael Weiner                     Cooley Godward LLP
                                                  5 Palo Alto Square
                                                  3000 El Camino Real
                                                  Palo Alto, CA 94306

     IN WITNESS WHEREOF, this Certificate has been subscribed this ____ day of __________, 1999 by the undersigned who affirms that the statements made herein are true and correct.


                                        ---------------------------------
                                        Michael Weiner
                                        Sole Incorporator

                                         19.